 Exhibit 99.1

[Servotronics, Inc. Letterhead]

1110 Maple Street ♦ P.O. Box 300 ♦ Elma, New York 14059-0300 ♦ 716-655-5990 ♦ FAX 716-655-6012

March 21, 2016	SERVOTRONICS, INC. ANNOUNCES
OPERATING RESULTS AND ACHIEVEMENTS

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) a designer and manufacturer of servo-control components and other advanced technology products announced today the results of its operations for the year ended December 31, 2015. Revenue grew over 16% for the twelve month period ended December 31, 2015 from $31,646,000 to $36,729,000 with a resulting net income of $4,597,000 (or $2.11 per share Basic, $2.03 Diluted). The growth in revenue is the result of increases in commercial shipments at the Company’s two operating segments.

“The growth we achieved in 2015 is the result of the hard work and dedication of our team at both operating groups,” observed Kenneth D. Trbovich, President. “The investments we made in our employees, equipment, and our technology infrastructure allowed us to take advantage of increased demand for our products and services. We continue to invest to leverage our experience and capabilities and believe we are well-positioned to meet the needs of our customers.”

Net Loss for the same twelve month period of 2014 was $3,126,000 (or ($1.46) per share Basic, ($1.38) Diluted). Excluding non-recurring items, the Company generated adjusted net income for the twelve months ended December 31, 2015 of $1,660,000 compared to $483,000 for the same period of 2014. The results for 2014 include an arbitration-related charge in the third quarter of 2014 while the results for 2015 include the related insurance settlement in the first quarter of 2015.

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”). The Company’s management uses the non-GAAP measure “adjusted net income” in their analysis of the Company’s performance. This measure, as used by Servotronics, adjusts net income determined in accordance with GAAP to reflect changes in financial results associated with the highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net income determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts ($000’s omitted).

	Twelve Months Ended
	December 31,
Net Income (loss) reconciliation	2015	2014
As reported net income (loss)	$ 4,597	$ (3,126)
Non-GAAP adjustments, net of tax
Non-recurring arbitration award expense	33	3,609
Non-recurring insurance settlement related to arbitration	(2,970)	-
Non-GAAP adjusted net income	$ 1,660	$ 483
Per share amounts:
Non-GAAP adjusted net income per share (basic)	$ 0.76	$ 0.23
Basic weighted average common shares	2,182	2,143

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company’s planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company’s business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company’s customers to fund long-term purchase programs, market demand and acceptance both for the Company's products and its customers’ products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT